Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2010 with respect to the consolidated financial statements of Harleysville National Corporation and subsidiaries for the year ended December 31, 2009 included in the current Report on Form 8-K of First Niagara Financial Group, Inc. dated March 16, 2010, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania September 19, 2011